                                                                   EXHIBIT 10.16

                           ADOBE SYSTEMS INCORPORATED
                              CONSULTING AGREEMENT


      This Consulting Agreement ("Agreement"), dated as of October 24, 1997, is entered into by and between Adobe Systems Incorporated, 345 Park Avenue, San Jose, CA 95110-2407 ("Adobe"), and Infodata Systems Inc., 12150 Monument Drive, Suite 400, Fairfax, VA 22033-4058 ("Consultant").

      Adobe desires to retain Consultant as an independent contractor to perform consulting services for Adobe from time to time and Consultant is willing to perform such services, on the basis set forth more fully below.

      In consideration of the mutual promises contained herein, Adobe and Consultant agree as follows:

      1. SERVICES. Consultant agrees to perform the Services described in any Project Assignment pursuant hereto in a workmanlike manner according to the schedule of work set forth therein. A copy of the form of Project Assignment is attached hereto as EXHIBIT A ("Project Assignment"). Consultant agrees that the terms of this Agreement will apply to all services performed by Consultant for Adobe even if a Project Assignment form has not been completed for a special assignment. Consultant may perform services for any other person or entity so long as Consultant does not perform similar services for a direct competitor of Adobe's and so long as Consultant's performance of such services does not interfere with the performance of Consultant's obligations under this Agreement.

      2. PAYMENT FOR SERVICES. Adobe shall pay Consultant the fee set forth in the Project Assignment for the performance of the Services. Consultant acknowledges that its sole compensation for the Services shall be this fee, and that it shall not be entitled to any other compensation for the Services, including salary, bonuses, benefits or expense or other reimbursements.

      3. RELATIONSHIP OF PARTIES. Consultant shall perform the Services under the general direction of Adobe, but Consultant shall determine, in Consultant's sole discretion, the manner and means by which the Services are accomplished, subject to the express condition that Consultant shall at all times comply with applicable law. Consultant is an independent contractor and Consultant is not an agent or employee of Adobe, and has no authority whatsoever to bind Adobe by contract or otherwise. Consultant specifically agrees to comply at all times with Adobe's Insider Trading Policy Statement attached as EXHIBIT B ("Insider Trading Policy Statement").

      4. FACILITIES, EXPENSES, INSURANCE, RECORDS AND LICENSES. Consultant shall provide its own facilities and place of business to perform the Services (except as required to install software), and Consultant shall bear the entire cost of its facilities without reimbursement by Adobe. Adobe shall have no obligation to reimburse Consultant for any costs or expenses incurred by Consultant in the performance of its duties, and all such costs and expenses shall be borne by Consultant. Consultant shall be responsible for providing, for itself and its employees, at its expense and in its own name, disability, liability, workers' compensation and other business insurance as is necessary, appropriate and/or required by law. In connection with its performance of the Services, Consultant agrees that it will be solely responsible for, and will maintain, any records required by law. Consultant for agrees that it obtain all required licenses (if any) relating to its performance of the Services.

      5. TAXES AND BENEFITS. No part of Consultant's compensation under this Agreement will be subject to withholding for any federal, state, social security, workers' compensation or other required taxes or payments. Adobe shall report all fees paid to Consultant to the Internal Revenue Service (and other taxing agencies) on Form 1099 or other appropriate forms. Consultant acknowledges and agrees that it shall be the obligation of Consultant to report as income, and pay all taxes upon, all compensation received by Consultant pursuant to this Agreement and Consultant agrees to indemnify Adobe and hold it harmless to the extent of any obligation imposed on Adobe to pay any taxes or insurance, including without limitations, withholding taxes, social security, unemployment, or disability insurance, including the interest and penalties thereon, in connection with any payments made to Consultant by Adobe pursuant to this Agreement. Consultant agrees to pay, indemnify and hold Adobe harmless from any Tax imposed by any governmental authority with respect to either or both of any payment to be made by Adobe under this Agreement or any item to be delivered by Consultant to Adobe under this Agreement. For purposes of this Agreement, "Tax" shall mean any tax, fee or cost not based on Adobe's net income, including, but not limited to, sales, use, excise, value added, withholding, or similar tax or any fees and penalties or interest associated with any of the foregoing.

      6. INVENTIONS. All designs, artwork, software programs, brochures, manuals, products, procedures, drawings, notes, documents, information, materials, discoveries and inventions (hereafter "Designs and Inventions") made, conceived or developed by Consultant alone or with others which result from or relate to the Services, or which Consultant may receive from Adobe while performing the Services, shall be the sole property of Adobe. Consultant specifically agrees to assign all its rights, title and interest to any Designs and Inventions for which (i) Consultant has signed a Project Assignment in the form attached as EXHIBIT A ("Project Assignment"), (ii) Adobe provides Consultant with any Confidential Information (as defined in Paragraph 7 ("Confidentiality") below), or (iii) Consultant invoices Adobes. Adobe shall have the sole right to determine the method of protection for any such Designs and Inventions, including the right to keep the same as trade secrets, to file and execute patent applications thereon, to use and disclose the same without prior patent application, to file registrations for copyright or trademark thereon in its own name, or to follow any other procedure that Adobe deems appropriate. Consultant agrees (i) to disclose promptly in writing to Adobe all such Designs and Inventions, (ii) that Adobe has a power of attorney to apply for in Consultant's name, and (iii) to execute any applications and/or assignments reasonably necessary to obtain any patent, copyright, trademark or other statutory protection for such Designs and Inventions in Adobe's name as Adobe deems appropriate. These obligations to disclose, assist, and execute shall survive termination of this Agreement. At Adobe's option, it shall be entitled to use the name of Consultant in advertising and other materials.

      7. CONFIDENTIALITY. Consultant agrees to hold Adobe's Confidential Information in strict confidence and not to disclose such Confidential Information to any third parties. Consultant further agrees to deliver promptly all Confidential Information in Consultant's possession to Adobe at any time upon Adobe's request. For purposes hereof, "Confidential Information" shall include all confidential and proprietary information disclosed by Adobe including but not limited to software source code, technical and business information relating to Adobe's current and proposed products, research and development, production, manufacturing and engineering processes, costs, profit or margin information, finances, customers, suppliers, marketing, and production, personnel and future business plans. "Confidential Information" also includes proprietary or confidential information of any third party who may disclose such information to Adobe or Consultant in the course of Adobe's business. The above obligations shall not apply to Confidential Information which is already known to the Consultant at the time it is disclosed, or which before being divided either (a) has become publicly known through no wrongful act of the Consultant; (b) has been rightfully received from a third party without restriction on disclosure and without breach of this Agreement or other Agreements entered into by Adobe; (c) has been independently developed by the Consultant; (d) has been approved for release by written authorization of Adobe;
(e) has been disclosed pursuant to a requirement of a governmental agency or of law.

      8. TERMINATION. This Agreement shall commence on the date first written below and shall continue until terminated as follows:

         (a) Either party may terminate the Agreement in the event of a breach by the other party of any of its obligations contained herein if such breach continues uncured for a period of five (5) days after written notice of such breach to the other party;

         (b) Either party may terminate this Agreement upon written notice to the other party if either party is adjudicated bankrupt, files a voluntary petition of bankruptcy, makes a general assignment for the benefit of creditors, is unable to meet its obligations in the normal course of business as they fall due or if a receiver is appointed on account of insolvency;

         (c) Either party may terminate this Agreement for its convenience upon thirty (30) days written notice to the other if there is no outstanding Project

Assignment. Adobe may terminate this Agreement for its convenience if Consultant has not commenced work under an outstanding Project Assignment. In addition, if Consultant has commenced work under a Project Assignment, Adobe may terminate an outstanding Project Assignment by paying Consultant a termination fee of ten percent (10%) of the unpaid next installment of the fee for services described in such Project Assignment.

            Upon the termination of this Agreement for any reason, each party shall be released from all obligations and liabilities to the other occurring or arising after the date of such termination, except that any termination shall not relieve Consultant or Adobe of their obligations under Paragraph 5 ("Taxes and Benefits"), Paragraph 6 ("Inventions"), Paragraph 7 ("Confidentiality") and Paragraph 9 ("General"), nor shall any such termination relieve Consultant or Adobe from any liability arising from any breach of this Agreement. Upon the termination of this Agreement for any reason, Consultant shall immediately return to Adobe any Adobe property or information (including Confidential Information) that is in Consultant's possession or control.

      9.    GENERAL.

            9.1 PRE-EXISTING OBLIGATIONS. Consultant represents and warrants that Consultant is not under any pre-existing obligation or obligations inconsistent with the provisions of this Agreement.

            9.2 ASSIGNMENT. The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, executors and administrators, as the case may be, provided that, Consultant may only assign this Agreement either in whole or in part with the prior written consent of Adobe.

            9.3 EQUITABLE RELIEF. Because Consultant shall have access to and become acquainted with the Confidential Information of Adobe, Consultant agrees that Adobe shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or any other equitable relief without prejudice to any other rights and remedies that Adobe may have for the breach of this Agreement.

            9.4 ATTORNEY'S FEES. If any action at law or in equity is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

            9.5 GOVERNING LAW; SEVERABILITY. This Agreement shall be governed by and construed in accordance with the laws of the State of California as such laws are applied to Agreements to be entered into and to be performed entirely within California between California residents. The parties agree that the United Nations Conventions on Contracts for the International Sale of Goods is specifically excluded in its entirety from application to this Agreement. If any provision of this Agreement is for any reason found by a court of competent jurisdiction to be unenforceable, the remainder of Agreement shall continue in full force and effect.

            9.6 COMPLETE UNDERSTANDING; MODIFICATION. This Agreement constitutes the full and complete understanding and Agreement of the parties hereto and supersedes all prior understandings and agreements. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by the parties thereto.

            9.7 NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified at the beginning of this Agreement or at such other address as the party shall specify in writing and shall be by personal delivery, facsimile transmission or certified or registered mail. Such notice shall be deemed given upon personal delivery to the appropriate address or upon receipt of electronic transmission or, if sent by certified or registered mail, three days after the date of the mailing.

            IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date written below.

ADOBE:                                    CONSULTANT:

ADOBE SYSTEMS INCORPORATED                INFODATA SYSTEMS INC.

By  /s/George Cacioppo                    By:   /s/ Richard M. Tworek

Print                                     Print
Name:  George Cacioppo                    Name:  Richard M. Tworek
Title: VP & GM Internet Division          Title:      Exec. V.P.

                                    EXHIBIT A

                              PROJECT ASSIGNMENT #1
               UNDER CONSULTANT AGREEMENT, DATED: OCTOBER 24, 1997

PROJECT:

      Consultant shall render such services as Adobe may from time to time request in connection with the modifications of the Re:mark Software (the "Modifications") as set forth in Attachment 1 to this Exhibit A. The parties shall define the final specifications of the Modifications no later than November 7, 1997.

SCHEDULE OF WORK:

      The work will commence on October 24,1997. Infodata will use commercially reasonable efforts to deliver the Modifications and the Alpha Version of the modified Re:mark Software no later than January 31, 1998. "Alpha Version" shall mean that version of the product for which the following are true: (i) the product is functionally complete (including installer) and the API's are frozen with no new coding planned; (ii) the product is assumed to be buggy; (iii) the product is ready for serious testing by Adobe with its test plans and test documentation written during, the development phase. After delivery and acceptance of the Alpha Version of the product, Infodata shall deliver the beta version and release candidate of the product.

FEES AND REIMBURSEMENT:

      Fee:  $729,000 (the "Service Fee").

      Consultant shall invoice Adobe on the schedule set forth on Attachment 1 to this Exhibit A. The Service Fee shall be non-refundable, except in the event that Infodata materially breaches this Agreement or the proposed license agreement based on the terms set forth in the Letter of Intent, dated October 24, 1997, or in some other fashion demonstrates willful negligence (e.g., Infodata licenses or otherwise encumbers the Re:mark Software).

      Payment terms: net 15 days from the later of acceptance or receipt of invoice in Accounts Payable Department.

ASSIGNMENT OF COPYRIGHT:

      For good and valuable consideration, the undersigned sells, assigns and transfers to Adobe Systems Incorporated, a California corporation, and its successors and assigns, the copyright in and to the above work(s) which were created by the undersigned and all right title and interest of the undersigned, vested and contingent therein and thereto.

      Executed as of                                  , 19__.

ADOBE:  /s/ George Cacioppo                     CONSULTANT:  Richard M. Tworek

                                  ATTACHMENT 1
                                       TO
                                    EXHIBIT A
                                       OF
                              CONSULTING AGREEMENT,
                              DATED OCTOBER 24,1997

                                Modification Plan

            Infodata will enhance Re:mark Software on a service fee basis to meet Adobe's requirements. Infodata will use Re:mark 2.04 for Windows source code as the base for development of the enhancements described herein.

DESCRIPTION OF MODIFICATIONS TO THE TECHNOLOGY

1.    Plug-in format:

Infodata shall deliver plug-in source code in Adobe standard template format for an Acrobat plug-in.

2.    Macintosh PowerPC Version:

Infodata shall develop a Macintosh PowerPC Version on Mac OS 7.0 and 8.0. Later versions of Mac OS including Rhapsody will not be supported but "blue box" compatibility (similar to pending Acrobat blue box support) is required.

3.    Multilingual Capability:

Infodata shall enhance Re:mark Software to support double-byte and roman localization. Infodata shall perform a mock translation by the Delivery Date. Infodata shall modify Re:mark Software to follow the Adobe Engineering specifications so Adobe Release Engineering can generate a Localization kit for the translators. If translations are to be made to French, German, Japanese, Chinese, Korean, Dutch, Swedish, Spanish and Italian, such translations will be done by Adobe translators, but Infodata shall fix any and all bugs in the core code of Re:mark Software and/or the Modified Re:mark Software relating to Localization.

4.    Update Re:mark File Format:

Infodata shall document and present the Re:mark file format to "PDFLang" and implement the changes that it recommends. Changes are expected in the following areas: using appearances for drawing annotations, implementing RSA security at the annotation level and cosmetic changes to the keys used in Re:mark annotations.

5.  User Interface:

Infodata shall modify the User Interface of Re:mark Software, including the Re:mark toolbar, so that such User Interface is compliant with that of Acrobat
4.0. Infodata shall modify Re:mark Software to support the new Selection Server, if appropriate, and to support new command key equivalents and changes to menus and toolbars as appropriate. No dialog changes are anticipated at this time.

6.  Summarize Notes:

Infodata will extend the Summarize Notes feature in Acrobat to include notes from Re:mark Software annotations (removing the text bubble and resolving the text bubble vs. textnote differences).

7.  Prior Re:mark Versions Support:

Infodata shall modify Re:mark Software to support previous versions of Re:mark Software. Annotations saved in previous versions of Re:mark will be readable, but new annotations cannot be saved in the old format. Some annotations (e.g., Free Text and Sound) will no longer be supported.

8.  Import/Export API Feature:

Infodata shall develop a feature to import and export annotations in FDF.

9.  Develop Web Annotation Capability:

Infodata shall enhance and extend Re:mark Software to send and retrieve (separately stored) annotations over the Web using HTTP POST using the Grammar Calls. The Grammar Calls will be integrated into the Modified Re:mark Software and will not require any additional plug-ins or libraries for development or use by third parties. Web annotations should work both in the browser window and with the Acrobat 4.0 HTTP stack directly.

10. OPTIONAL: Develop Web Publishing Capability:

The feature described in this Section 10 (Web publishing capability) may be developed and delivered at Infodata's option; provided that such optional modification, if developed and delivered, must be delivered to Adobe no later than the Delivery Date; provided further that the development work on this optional feature shall not delay or otherwise impede Infodata in fully performing all other Modifications specified in this Modification Plan. Infodata's failure to deliver the feature described in this Section 10 shall not effect a Service Fee reduction. Except for the Service Fee, Adobe shall not be responsible for any additional charge or expense for this optional feature. Optional Feature: Infodata may also deliver an optional feature to develop Web publishing capability which will enhance and extend

Acrobat to support one button publishing using the Grammar Calls. The Grammar Calls will be integrated into the Modified Re:mark Software and will not require any additional plug-ins or libraries for development or use by third parties. The user interface for the Web publishing component will look similar to Infodata's Aerial Navigator tool.

11. Integrate with Adobe Engineering Process:

Infodata shall assist Adobe engineer on the project to integrate Re:mark build process into the normal Adobe Engineering process. Iinfodata shall support the transfer of Re:mark Software and Modified Re:mark Software source code and build processes.

12. Provide Internal Documentation:

Infodata shall update current (as is) internal documentation for Re:mark Software with a maximum of two person-week effort.

13. Provide QA Test Documents and Assistance:

Infodata shall provide Adobe all QA Test Documents used to test Re:mark. Infodata shall provide at least 2 person-weeks of assistance to help Adobe QA get familiar with Re:mark.

14.   Quality Assurance Testing:

Adobe shall perform all Quality Assurance testing on the delivered and accepted Alpha Version, Beta Version and Release Candidate of the Modified Re:mark. Adobe may, at its discretion, perform Quality Assurance testing on any intermediate release of the Modified Re:mark Software.

15.   End User Documentation:

In connection with the license of the Modified Re:mark Software, Infodata shall deliver the end user documentation related to the Re:mark Software. Adobe will be responsible for modifying such documentation for the release of Acrobat 4.0.

ASSUMPTIONS

Windows platforms:

-Support Windows 95, 98 (when available), NT 3.51, NT 4.0 and NT 5.0 (when available).
-No support for Windows 3.1, 3.11.

Macintosh platforms:
-Will support both Mac OS 7.x and 8.x.

-No support for the versions of Mac OS including Rhapsody but "blue box" compatibility (similar to pending Acrobat blue box support) required.

Acrobat platform:
-Support for Acrobat 4.0.
-No plug-in support for viewing notes or some annotations in Acrobat Reader. -No support for Acrobat 3.0 or 3.01.

Operation under Browsers:
-Type/vendor of browser parent to Remark.
-Will only test with Netscape and Microsoft Internet Explorer.
-Use the Acrobat HTTP stack when annotating documents within documents are opened from the web directly.
-Use the browser's HTTP stack when operating in the Browser window.
-Web annotations will work in an external Acrobat window or within Acrobat.

Appearance Support:
-Design may depend on resolution of conflicts with annotation security requirements.
-Operation under Reader will be limited to display of some annotation icons. (Re:mark annotations will be hidden by default so no annotations will be shown in Reader).

Security:

- Re:mark annotation specific security will be retained.
- Encryption of secured Re:mark annotation data will be converted to RSA if required by "PDFLang"; will be independent of, and in addition to, Acrobat's document security.
- No special license agreement required for RSA.

User Interface:
- Adobe will provide specifications, necessary Acrobat SDK extensions to support required enhancements to Re:mark.
-Only Acrobat tool bar and menu items need to be updated; Re:mark dialog okay as is.
-New Selection Server support will be added if appropriate.

Re:mark product changes:
- Support for current Re:mark Text and Sound annotations will be removed.
- Re:mark Rendering operation will be updated to be more consistent with Notes summary; Adobe will provide technical support.


COST ESTIMATION

Infodata estimates the total effort required to develop the above features
(Alpha

Version - feature complete version) to be 133 person weeks (not including the Adobe engineer).

Infodata further estimates the effort required during the Alpha Version and Beta Version stages of development to be 52 person weeks (not including the Adobe engineer). This estimate is based on the Alpha Version and Beta Version stages lasting for a total period of six months (January through June).

Infodata will provide all of these services on a time and materials basis at a substantially reduced rate of $85 per man-hour. This substantially reduced rate will be valid until June 30, 1998. Based on this rate, and the estimates provided above, the total cost (Service Fee) to deliver a complete version of Re:mark is approximately $729,000, and the project fee shall not exceed this $729,000 unless Adobe materially revises the specifications of the Modifications and the parties mutually agree to revise the Service Fee.

DELIVERY SCHEDULE

Based on a start date of October 24, 1997 and the above-listed assumptions, Infodata anticipates delivery of the above-described enhancements by the Alpha (feature-complete) date requested by Adobe of January 31, 1998. Infodata will provide a weekly Project report to Adobe's Project Manager and identify any delays or "red flags" as early in the development process as possible.


SERVICE FEES

Adobe shall pay the Service Fee in installments based upon calendar dates and/or the successful completion of certain milestones:

(i)   $100,000 pavable upon signing of the Letter of Intent;
(ii)  $125,000 payable on November 30, 1997;
(iii) $125,000 payable on December 31, 1997;
(iv)  $125,000 payable on January 31, 1997;
(v) $125,000 payable upon Adobe's acceptance of the Alpha Version of the Modified Re:mark Software;
(vi) $129,000 (or the remaining Service Fee, if the Service Fee was revised by agreement of the parties) paid upon Adobe's acceptance of the Release Candidate of the Modified Re:mark Software.


SERVICE FEE REDUCTION

If Infodata fails to deliver the Modifications and the Alpha Version of the Modified Re:mark Software by February 10, 1998 (through no delay or fault of Adobe's), the Service Fee payment due upon acceptance of the Alpha Version ($125,000) shall be reduced by 10% ($12,500).


ACCEPTANCE PROCEDURES

Upon receipt of any deliverables by Infodata (e.g., Alpha Version, Beta Version, Release Candidate), Adobe will test and accept or reject such deliverables within two weeks of its receipt. If any release of the Modifications or Modified Re:mark Software fails to meet any of the requirements in the Modification Plan or in the event that Infodata fails to provide the deliverable in accordance with the schedule provided within the Modification Plan, Adobe shall notify Infodata in writing, and Infodata shall have an additional fourteen (14) calendar days (the "Correction Period") in which to correct or modify the deliverables to meet the requirements or to provide the deliverables, and to resubmit or submit such deliverables to Adobe for testing. If the deliverables fail to meet the requirements at the end of the Correction Period, then at Adobe's option, (1) the Correction Period may be extended as may be agreed by the parties, (2) Adobe may terminate the applicable Consulting Agreement or the Agreement or (3) Adobe may supply, correct or complete the deliverable item and either deduct an amount equal to Adobe's fully-burdened costs (including without limitation direct internal labor and fringe benefits and any sums, including royalties, paid to third parties) from any payments due to Infodata or receive a refund from lnfodata for such costs up to the total amount of the Service Fee paid by Adobe hereunder. For the purpose of calculating Adobe's fully-burdened costs pursuant to subsection (3) of this paragraph, internal labor costs shall be expensed at a rate of $85 per man-hour. Adobe's fully-burdened costs shall be base If Adobe does not notify Infodata in writing of its rejection of a deliverable within two weeks of its receipt by Adobe, then Adobe shall be deemed to have accepted such deliverables.


ADOBE REQUIREMENTS

In connection with the development undertaken by Infodata pursuant to this Modification Plan, Adobe shall undertake the following:


1. Adobe will extend the FDF format of Acrobat to support an annotation creation feature.

2. Adobe will provide technical assistance to Infodata engineers in implementing the Summarize Notes feature, particularly with respect to Acrobat double byte text annotations.

3. Adobe will generate the Localization Kit to assist in the localization of the Modified Re:mark Software.

4. Adobe will perform the translation of Re:mark strings to all other languages besides English

5. Adobe will extend the FDF toolkit to support "annotations" to support Import and Export of Re:mark annotations in the FDF format.

6. Adobe will provide one senior engineer to work on the Modifications from the agreed upon start date of this project till the release of Acrobat 4.0.

7. Adobe will provide engineering assistance in making Re:mark dialog boxes run under Netscape and Internet Explorer browsers.

8. Adobe will provide technical assistance as necessary to Infodata to help get approval of the Re:mark internal format (including Annotation Security) from the "PDFLang" committee.

9. Adobe will provide Infodata standard third-party access to certain engineering servers, subject to written agreement and a specified level of access.

10. Acrobat's HTTP stack will, at a minimum, support HTTP 1.1 State Management (cookies) (EFS).

                                    EXHIBIT B

                           ADOBE SYSTEMS INCORPORATED
                        INSIDER TRADING POLICY STATEMENT


A.    PURPOSE.

      The purpose of this insider trading policy statement is to establish guidelines to ensure that all Adobe employees and contractors and the corporation itself comply with laws prohibiting trading in stock by persons having knowledge of material non-public information ("Insider Information"). Employees or contractors who trade on Insider Information (or tip information to others) can be personally liable for damages totaling up to three times the profits made or loss avoided by the individual trading with inside information. Insider trading is also a crime which can result in a fine (no matter how small the profit) of up to one million dollars and a jail term of up to ten years.

      Example: The SEC charged a secretary and her husband with securities fraud. The secretary told her husband that her employer was about to acquire another company. Her husband bought stock of the target company before the public announcement and then sold the stock for a profit of about $25,000. The couple signed a consent decree with the SEC, gave up the $25,000 profit and paid a $10,000 penalty.

      REMEMBER, the above penalties apply whether or not you benefit from another's actions. For example, the SEC investigated the spouse of Genentech's president in 1991. The spouse learned that a controlling interest in Genentech would soon be acquired by Roche and she told her brother that "good things were about to happen" and he should "buy Genentech stock now." Even though she did not trade on the information, she paid a penalty of $162,000 for tipping her brother, and her brother had to give up the profits and pay a criminal fine.

B.    TRADING WHILE IN POSSESSION OF INSIDER INFORMATION.

      No employee or contractor in possession of Insider Information should trade in Adobe stock from the time he/she obtains such Insider Information until the third business day following a press release of such Insider Information by Adobe. For example, if the press release goes on the Businesswire Tuesday before the stock market opens, trading cannot occur until Thursday morning. If the press release goes out after the stock market closes on Tuesday, trading cannot occur until Friday morning when the market reopens.

      If you have any concerns about whether you are in possession of information which falls within the definition of Insider Information, or if you are in a sensitive position within Adobe, you should contact Adobe's Vice President of Finance, or

Colleen Pouliot, Adobe's General Counsel, before you buy or sell Adobe stock. This will ensure that employees or contractors unaware of a particular piece of information do not give the appearance of improperly trading in Adobe stock.

      If you have received Insider Information, you should not disclose this information to anyone outside of Adobe. You also should not disclose this information, in writing or casually, to any other Adobe employee or contractor unless that employee or contractor has a need to know the information in order to perform his or her job. When you provide Insider Information to an Adobe employee or contractor, you should inform him or her that it is Insider Information and that the employee or contractor is restricted from trading in Adobe stock until the third business day following a press release of such information by Adobe. You should also notify Adobe's General Counsel of any Adobe employee or contractor who receives Insider Information.

C.    POLICY STATEMENT.

      Employees or contractors of Adobe should not buy or sell Adobe stock or options while in the possession of Insider Information. Employees or contractors also should not (1) reveal Insider Information to third parties for the purpose of assisting their trading activities or, (2) make buy or sell recommendations to third parties based upon such Insider Information. Employees or contractors who knowingly trade Adobe stock while in the possession of Insider Information will be subject to appropriate disciplinary action.

      In order to avoid placing employees or contractors in a position in which they are prevented from trading Insider Information should be limited to a small group of employees who "need to know such information in order to perform their jobs." If, however, Adobe management becomes aware that Insider Information has been leaked widely within Adobe, then Adobe management will impose a ban on trading for all employees and contractors.

      In order to avoid selective disclosure of Insider Information to parties outside of Adobe, employees or contractors should refer any requests for financial information or financial projections to the Vice President of Finance and/or John Warnock. This includes requests by analysts or others to corroborate their financial projections for Adobe. Other inquiries from the investing community or the press should be referred to, or cleared by, Director of Corporate Communications, in order to ensure that Insider Information is not inadvertently disclosed. Product managers for each of the Adobe products should of course feel free to discuss any non-confidential matters relating to their products with the press and others.

D.    WHO IS AN INSIDER?

      An Insider is anyone who possesses Insider Information.
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      Example: An OEM Business Manager knows that Adobe has signed an OEM agreement with a potentially significant customer. Prior to public announcement of the relationship, the OEM Business Manager is an Insider because of his/her knowledge of the existence of this material, new OEM.

      Example: Adobe holds a company meeting on the day quarterly earnings results are publicly announced. The employees are Insiders until the third business day after the results are released (See Paragraph B ("Trading, While in Possession of Insider Information") above).

E.    DEFINITION OF INSIDER INFORMATION.

      Insider Information means material information which has not been disclosed to the public that has a substantial likelihood of affecting a reasonable investor's decision to buy, sell, or hold Adobe's securities or that would significantly affect the market price of Adobe's securities.

      Examples of Insider Information:

      - negotiation and/or execution of an OEM contract with a potentially significant, unannounced customer or loss of a significant OEM

      - quarterly or annual financial results of Adobe as a whole or the financial results of either the Systems Division or the Application Products Division before they are announced

      -     major new announced products

      -     unannounced dividend information

      -     unannounced stock splits

      -     unannounced major financing

      -     unannounced significant personnel changes

      -     unannounced significant acquisitions or dispositions of assets

      -     unannounced significant litigation

      The materiality of preliminary merger negotiations depends upon a balancing of the probability that the transaction will occur and its significance to Adobe.
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F.    INTERPRETATION.

      If you have questions about the scope or application of this Policy Statement, please see Colleen Pouliot, Adobe's General Counsel.